SUB-ITEM 77 C: Submission of matters to a vote of security holders.

A Special Meeting of Shareholders of the WesMark Funds was
 held on September 03, 2004. The following items, which are required to be reported under this SUB-ITEM 77C, were voted on at the meeting:

AGENDA ITEM 1
To elect four (4) Trustees of the Trust, each to hold office for the term indicated and until his successor has been elected and qualified.
Name

For

Withheld
Lawrence E. Bandi

54,061,538.136

21,982.154
	Robert P. Kanters

54,066,538.863

16,901.42
Mark E. Kaplan

54,030,735.704

52,704.586
Robert E. Kirkbride

54,066,538.863

16,901.427

The Definitive Proxy Statement for this Special Meeting was
 filed with the Securities and Exchange Commission on August 2, 2004, and is incorporated by reference.
(File No. 811-07925)